Item 77D
At a meeting held on April 25-26, 2016, the Board of Directors of the Registrant approved certain changes to the Growth Funds principal investment strategies, which became effective on May 20, 2016. A supplement to the Registrants Registration Statement on Form N-1A (File No. 002-83631) filed on May 3, 2016, describing these changes, was filed pursuant to Rule 497(e) of the Securities Act of 1933, as amended, and is incorporated herein by reference (SEC Accession No. 0001193125-16-575033).